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                               UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                                SeraCare, Inc.
            (Exact name of registrant as specified in its charter)

               Delaware                                 95-4343492
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                      1925 Century Park East, Suite 1970
                        Los Angeles, California  90067
                   (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                      Name of each exchange on which
    to be so registered                      each class is to be registered

    Common Stock, Par value $.001            American Stock Exchange

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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / X /

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box./ /

Securities Act registration statement file number to which this form relates:
(not applicable)

Securities to be registered pursuant to Section 12(g) of the Act: (not applicable)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

          Item 1. Description of Registrant's Securities to be Registered.

The Company is authorized to issue up to 25,000,000 shares of Common Stock, $.001 par value. Presently 7,210,539 such shares are issued and outstanding (including 125,000 which are deemed issued and outstanding) and an additional 5,479,661 shares have been reserved for options, warrants and convertible debt. Of the 7,210,539 issued and outstanding, 4,419,373 are restricted securities. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each holder of Common Stock is entitled to receive a pro rata share of the Company's assets available for distribution to Common Stock holders.


Item 2. Exhibits.

None applicable

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                                  SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         SeraCare, Inc.

March 19, 1998
                                         By:  /s/ Barry D. Plost
                                         -------------------------------------
                                         Barry D. Plost,
                                         President and Chief Executive Officer